MANAGEMENT AGREEMENT

Mutual Funds Series Trust

On behalf of the Catalyst Funds

Exhibit 1

Percentage of Average

Fund Daily Net Assets

Catalyst Small-Cap Insider Buying Fund 1.25%

Catalyst Insider Buying Fund 1.00%

Catalyst/SMH High Income Fund 1.00%

Catalyst/SMH Total Return Income Fund 1.00%

Catalyst/Groesbeck Growth of Income Fund 1.00%

Catalyst/MAP Global Balanced Fund 1.00%

Catalyst/MAP Global Equity Fund 1.00%

Catalyst Dynamic Alpha Fund 1.00%

Catalyst/CP World Equity Fund* 1.00%

Catalyst/CP Focus Large Cap Fund* 1.00%

Catalyst/CP Focus Mid Cap Fund* 1.00%

Catalyst Insider Long/Short Fund 1.25%

Catalyst/Lyons Tactical Allocation Fund 1.25%

Catalyst/Exceed Defined Risk Fund* 1.25%

Catalyst/CIFC Floating Rate Income Fund* 1.00%

Catalyst Hedged Futures Strategy Fund* 1.75%

Catalyst Buyback Strategy Fund * 1.00%

Catalyst Macro Strategy Fund* 1.50%

Catalyst Insider Income Fund* 1.00%

Catalyst Systematic Alpha Fund* 1.50%

Catalyst/Stone Beach Income Opportunity Fund* 1.25%

Catalyst/Princeton Credit Opportunity Fund* 1.50%

Catalyst MLP & Infrastructure Fund* 1.25%

Catalyst Multi-Strategy Fund* 1.75%

Catalyst IPOX Allocation Fund* 1.50%

Catalyst Hedged Commodity Strategy Fund* 1.75%

Catalyst/Millburn Hedge Strategy Fund* 1.75%

Catalyst/Exceed Defined Shield Fund* 1.25%

Catalyst Enhanced Income Strategy Fund* 1.50%

* For purposes of Section 10 of the Agreement, the execution date of the applicable Exhibit I for the Fund shall be deemed to be the date on which the Fund commences or commenced investment operations.

As amended: November 20, 2018

Mutual Fund Series Trust

By: /s/ Tobias Caldwell

Print Name: Tobias Caldwell

Title: Trustee

Catalyst Capital Advisors LLC

By: /s/ Jerry Szilagyi

Print Name: Jerry Szilagyi

Title: CEO